Exhibit 10.2

July 20, 2017

Steffen Parratt

KCG Holdings, Inc.
300 Vesey Street
New York, New York, 10282

Re:                 Separation Agreement

Dear Steffen,

This letter agreement (this “Agreement”) sets forth the terms of your departure from KCG Holdings, Inc. (collectively with its subsidiaries and affiliates, the “Company”), which shall be contingent and effective on the Closing Date, as that term is defined in the Agreement and Plan of Merger, dated as of April 20, 2017, by and among Virtu Financial, Inc. (“Virtu”), Orchestra Merger Sub, Inc. and KCG Holdings, Inc. (as may be amended from time to time, the “Merger Agreement”).  This Agreement shall only become effective upon the occurrence of the Closing (as defined in the Merger Agreement) and no party hereto shall have any obligations hereunder unless and until the Closing occurs.  If the Merger Agreement is terminated prior to the occurrence of the Closing, then this Agreement shall be void ab initio and be of no force and effect.

Virtu will, or will cause the Company to, provide you with certain severance entitlements in exchange for your executing, delivering and performing all of the terms, conditions and obligations applicable to you under this Agreement.  You acknowledge and agree that the payments and benefits being provided to you herein are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration.  Now, therefore, you and the Company agree as follows:

1.                                      Separation Date.  Your employment with the Company will terminate as of the Closing Date (the “Separation Date”).  For purposes of your employment agreement with the Company, dated and executed by you on January 2, 2015 (your “Employment Agreement”), your termination of employment is a termination by the Company without Cause pursuant to Section 6(c) thereof.  Upon the Separation Date, you will be deemed to have relinquished and resigned from any and all titles, positions and appointments with the Company (whether as an officer, manager, director, partner or otherwise).  You agree to promptly execute such documents as may be reasonably requested by the Company to evidence your separation from employment and cessation of service on the Separation Date.

2.                                      Your Employment Agreement.  Except as otherwise set forth in this Agreement, the terms and conditions of your Employment Agreement shall survive and continue to remain in full force and effect.  Unless otherwise defined in this Agreement, terms are used with the same meaning as your Employment Agreement.

3.                                      Separation Entitlements.  In accordance with Section 6(c) of your Employment Agreement, you will be entitled to the following:

A.  Accrued Salary and Vacation.  The Company will pay you your Accrued Compensation within 30 days of the Separation Date, subject to standard payroll deductions and withholdings.

B.  Non-Compete/Non-Solicit Payment.  The Company will pay you the Non-Compete/Non-Solicit Payment in the amount of $500,000.  This amount will be paid to you in a lump sum as soon as administratively practicable following the date the Release becomes effective (but in no event later than the second regularly scheduled Company payroll date thereafter) to the extent it complies with the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)), with any remaining amounts payable in approximately equal installments over the remainder of the period commencing on the Separation Date and ending six months thereafter, per the Company’s normal payroll practice.

C.  COBRA.  Subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay, on your behalf, the full amount of your COBRA premiums over the one-year period following your Separation Date (the “Benefits Continuation Period”) in full satisfaction of any amounts that would otherwise be payable under Section 6(c)(4) of your Employment Agreement.  The Benefits Continuation Period shall be concurrent with and applied toward any coverage period required under COBRA.

4.                                      2017 Bonus.  The Company will pay you the 2017 Bonus in the amount of $1,500,000.  The 2017 Bonus will be paid in a cash lump sum as soon as administratively practicable following the date the Release becomes effective (but in no event later than the second regularly scheduled Company payroll date thereafter).  You acknowledge that payment of the 2017 Bonus will be in full satisfaction of any amounts that would otherwise be payable under Section 6(c)(3) of your Employment Agreement.

5.                                      Escrow Account.  Not later than two business days prior to the Closing Date, the Company and Virtu shall establish an escrow account maintained by Citibank to hold the funds for certain payments to be made to you following the Separation Date (the “Escrow Account”).  Upon Closing, KCG shall fund the Escrow Account with an amount equal to the sum of the Non-Compete/Non-Solicit Payment and 2017 Bonus.  Such amounts will be held in the Escrow Account until disbursed to you through the Company’s payroll system in accordance with Paragraph 6.

6.                                      General Release.  Your eligibility for the Non-Compete/Non-Solicit Payment and the COBRA payments under Paragraphs 3(B) and 3(C), respectively, and your eligibility for payment of the 2017 Bonus under Paragraph 4, shall be contingent on your execution (and non-revocation) of a release of claims in favor of the Company, Virtu and its subsidiaries and affiliates (the “Release”).  The Release is attached as Exhibit A and must be executed by you no earlier than the Separation Date and become effective in accordance with its terms and not be revoked by you by the 55th day following the Separation Date.  The first payment of any amounts owed to you will include payments that, but for this Paragraph 6 would have been made to you in accordance with the Company’s normal payroll practices over the period commencing on the Separation Date and ending on the first administratively practicable Company payroll date following the date the Release becomes effective.

7.                                      Equity Awards.  You acknowledge that the equity awards granted to you under the KCG Amended and Restated Equity Incentive Plan and outstanding as of immediately prior to the Closing will be treated in accordance with the terms of the Merger Agreement.  For the avoidance of doubt, your equity awards granted to you will remain subject to the provisions regarding Recapture and Adjustment set forth in Section 13.4 of the KGC Amended and Restated Equity Incentive Plan; provided that the recapture events triggered by termination for Cause and violation of a non-compete agreement, as set forth in clauses (a) and (b) of the first paragraph thereunder, respectively, shall no longer apply.

8.                                      Waiver.  The Company and Virtu acknowledge and agree that the Non-Competition covenants set forth in Section 8(c) of your Employment Agreement will be null and void as of your Separation Date and will not be enforced against you following the Separation Date.

9.                                      No Other Payments.  You agree that the payments and benefits set forth under Paragraphs 3 and 4 are in full satisfaction of your rights to payments and benefits under Section 6(c) of your Employment Agreement and, except with respect thereto, you have not earned and will not receive any additional compensation, severance or benefits after the Separation Date.  For the avoidance of doubt, nothing in this Paragraph 9 will nullify or otherwise impair your right to bring an Excluded Claim (as defined in the Release) in the future.

10.                               Ongoing Covenants.  You agree to comply with the Non-Solicitation, Non-Disparagement and Proprietary Information covenants set forth in Sections 8(d), 8(e), 8(f) and 7 of your Employment Agreement and you acknowledge that in accordance with Section 7 of your Employment Agreement, you will return all Proprietary Information to the Company by no later than the Separation Date; provided, however, that you shall be entitled to retain, and use appropriately (e.g., not in connection with violating obligations owed by you to the Company in accordance with this Paragraph 10 or otherwise) any documents and information relating to your personal entitlements or obligations and your personal rolodex (including electronic equivalents).

11.                               Indemnification.  The Company and Virtu acknowledge and agree that to the extent permitted by law and the Company’s bylaws, following the Separation Date, the Company will continue to indemnify you and advance expenses in accordance with Section 5(d) of your Employment Agreement, and, if applicable, the Merger Agreement.

12.                               Future Cooperation.  In accordance with Section 9 of your Employment Agreement, you agree that upon the Company and/or Virtu’s reasonable request following your Separation Date, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company.  You will be entitled to prompt reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

13.                               Whistleblowing Policy.  Nothing in any code, agreement, manual or in any other policies, procedures or agreements of the Company shall prohibit or restrict you or your counsel from providing information in connection with: (1) any disclosure of information required by law or legal process; (2) reporting possible violations of federal or state law or regulation to any governmental agency, commission or entity, including but not limited to, the Department of Justice, the Commodities Futures Trading Commission, the Securities and

Exchange Commission, the Department of Labor, the Congress, any state Attorney General, self-regulatory organization and any agency Inspector General (collectively “Government Agencies”); (3) filing a charge or complaint with Government Agencies; (4) making disclosures that are protected under the whistleblower provisions of federal or state law or regulation (collectively the “Whistleblower Statutes”) or (5) from initiating communications directly with, responding to any inquiry from, volunteering information to, testifying or otherwise participating in or assisting in any inquiry, investigation or proceeding brought by Government Agencies in connection with (1) through (4).  For the avoidance of doubt, you are not required to advise or seek permission from the Company before engaging in any activity set forth in (1) through (5) of this Paragraph 13.  Further, the Company does not in any manner limit your right to receive an award from Government Agencies for information provided to Government Agencies or pursuant to the Whistleblower Statutes.

14.                               General.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company (including, for avoidance of doubt, Virtu), and inure to the benefit of both you and the Company, each of our respective heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local and non-U.S. taxes as may be required to be withheld pursuant to any applicable law or regulation. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.

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[signature page follows]

The parties have duly executed this Agreement as of the date set forth above.

KCG Holdings, Inc.

		By:	/s/ Thomas Merritt
Thomas Merritt
Deputy General Counsel and Interim Chief Human Resources Officer

Virtu Financial, Inc.

		By:	/s/ Douglas A. Cifu
Douglas A. Cifu
Chief Executive Officer

Accepted:

By:	/s/ Steffen Parratt
Steffen Parratt

Exhibit A

General Release of Claims

Consistent with Paragraph 6 of the separation agreement dated July 20, 2017, (the “Separation Agreement”) between me, KCG Holdings, Inc. (collectively with its subsidiaries and affiliates, the “Company”) and Virtu Financial, Inc., and in consideration for and as a condition of my receipt of certain payments set forth in the Separation Agreement, as applicable, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company, Virtu Financial, Inc., GETCO Holding Company, LLC (“GETCO”), Knight Capital Group, LLC (“Knight”) and their respective current and former parents and affiliated companies, as well as its and their successors, assigns, and current and former members, managers, stockholders, directors, officers, partners, agents, employees, attorneys, and administrators, from all lawsuits, causes of action, claims, demands and entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with: (1) my employment with the Company and GETCO, or if applicable, Knight, (2) my separation from employment with the Company, (3) the Employment Agreement and/or any other agreement between me and the Company (except for obligations in such agreements that survive my separation from employment, as stated in the Separation Agreement), or (4) any event, fact, transaction, or matter occurring or existing on or before the date of my signing of this General Release; provided, however, that I am not releasing any claims for indemnification, claims for payment in respect of equity interests in the Company in accordance with the Merger Agreement, claims for benefits and reimbursements in accordance with the terms of the Company’s benefit plans and arrangements, claims that arise under, or are preserved by, the Separation Agreement, or claims that may not be released as a matter of law (collectively, the “Excluded Claims”). I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims or demands that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the lawsuits, claims, demands, or actions that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such lawsuits, claims, demands, or actions against any of the persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred by them as a result of any such lawsuits, claims, demands, or actions.

This General Release specifically includes, but is not limited to, all released claims (as described above) with respect to breach of contract, employment discrimination (including any alleged violation of any federal, state or local statute or ordinance, any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, stock options, benefits due, sick leave, life insurance, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by me or on my behalf in any lawsuit, charge of discrimination, demand, or claim against any of the persons or entities released herein.

I acknowledge that I received the Older Workers Benefit Protection Act Disclosure at the same time I received this General Release.

I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., a federal statute that prohibits employers from discriminating against employees who are age 40 or over. I acknowledge that:

(1)                                 I have read and understand this General Release and sign it voluntarily and without coercion;

(2)                                 I have been given an opportunity of forty-five (45) days to consider this General Release;

(3)                                 I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing; and

(4)                                 for a period of seven (7) days following my signing of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

If I elect to revoke this General Release within this seven-day period, I must inform the Company by delivering a written notice of revocation to the Company, c/o the General Counsel, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the payments set forth in the Separation Agreement that are subject to my executing, and not revoking, this General Release. I further understand that such payments will not begin to be provided unless and until the revocation period expires without my exercising the revocation right. I may, if I wish, elect to sign this General Release prior to the expiration of the 45-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

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[signature page follows]

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AGREED:

/s/ Steffen Parratt
Steffen Parratt

Date: July 20, 2017

[Signature page to Steffen Parratt General Release]

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